EXHIBIT 5


                                   August 29, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

     I am Vice President, General Counsel and Secretary for Lone Star Industries, Inc., a Delaware corporation (the "Company"), and am familiar with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 covering the registration of 50,000 shares of the Company's common stock, $1 par value ("Common Stock"), issuable pursuant to the Lone Star Voluntary Deferred Compensation Plan for Non-Employee Directors adopted by the Company's Board of Directors and ratified by its stockholders (the "Plan").

     Based on the foregoing, at this date, it is my opinion that the 50,000 shares of Common Stock which may be issued in the future pursuant to the Plan, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I consent to the use of my name in the Registration Statement and also to the filing of this opinion as Exhibit 5 to such Registration Statement.

     This opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     The opinions set forth in this letter are rendered only to the Securities and Exchange Commission pursuant to Regulation S-K, Rule 601 under the Securities Exchange Act of 1934 in connection with the Registration Statement and may not be relied upon by any other person for any purpose without my prior written consent.

                                   Very truly yours,


                                   /s/ James W. Langham
JWL:jam                                James W. Langham
                                   Vice President, General
                                    Counsel and Secretary